Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 26, 2010, by and between HealthMarkets, Inc., a Delaware corporation (together with its successors and assigns, “HealthMarkets” or the “Company”) and B. Curtis Westen (the “Executive”). Certain capitalized terms used herein are defined in Section 23.
WHEREAS, the Company and the Executive are party to an Employment Agreement dated as of September 8, 2009 (the “Prior Agreement”);
WHEREAS, pursuant to the Prior Agreement, the Executive’s employment is for an initial term commencing on September 8, 2009 and ending on December 31, 2010 (the “Initial Employment Term”);
WHEREAS, following the Initial Employment Term, the Company and the Executive wish to modify the terms of the Executive’s continued employment; and
WHEREAS, the Company desires to memorialize the terms of the Executive’s continued employment effective as of January 1, 2011 (the “Effective Date”) under this Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:
1. Employment. Prior to the Effective Date, the Prior Agreement (including, but not limited to, the compensation terms set forth in Section 4 of the Prior Agreement) shall continue to govern the terms of the Executive’s employment with the Company. Effective as of the Effective Date, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, upon the terms and conditions set forth herein. The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including, without limitation, those relating to the Company’s Code of Professional Conduct, the treatment of confidential information and avoidance of conflicts; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, the terms of this Agreement shall control. The Executive shall serve as an officer and/or an employee of any Subsidiary, as may be requested from time to time by the Reporting Person (as such term is defined in Section 3(a) below), and without any additional compensation, unless otherwise determined by the Reporting Person. In addition, the Executive’s service as an officer and/or an employee of any Subsidiary will be encompassed within any reference made in this Agreement to employment by the Company.
2. Term. Subject to earlier termination of the Executive’s employment as provided under Section 8, the Executive’s employment shall be for a term commencing on the Effective Date and ending on December 31, 2011 (the “Employment Term”).

3. Position and Duties of the Executive.
(a) During the Employment Term, the Executive shall serve as the Executive Vice President and General Counsel and shall report directly to the Chief Executive Officer of the Company (the “Reporting Person”). The Executive shall have such duties, responsibilities and authority commensurate with the Executive’s position and such related duties and responsibilities, as from time to time may be assigned to the Executive by the Reporting Person, consistent with the Executive’s position in the Company. During the Employment Term, the Executive shall perform his duties from his home office in Denver, Colorado; provided that, at the reasonable request of the Reporting Person, and as reasonably agreed by Executive, the Executive may from time to time perform his duties at the Company’s offices in the Dallas/Fort Worth, Texas area or at any other location where business of the Company is being conducted.
(b) During the Employment Term, the Executive shall be required to be available to provide an average of thirty (30) hours per week of services except as may from time to time be otherwise agreed by the Reporting Person and Executive and during vacations (as set forth in Section 7 hereof) and authorized leave. During the Employment Term and provided that such activities do not either (i) contravene this Agreement (including, without limitation, the provisions of Section 3(a), 3(b), 11 or 12 of this Agreement) or (ii) materially interfere with the performance of the Executive’s duties hereunder, the Executive may (a) engage in charitable activities and community affairs, (b) serve on the boards of, or advisory committees to, trade associations or charitable organizations, (c) manage his personal and family investments and affairs, including, without limitation, personal real estate investing, and (d) serve on boards or advisory committees of professional associations approved by the Board or as otherwise may be approved by the Board. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.
4. Compensation.
(a) Base Salary. As of the Effective Date and during the Employment Term, the Company shall pay to the Executive a base salary of $350,000 per annum (the “Base Salary”). The Executive’s Base Salary shall be payable in cash at the times and in the manner consistent with the Company’s general policies regarding compensation of executive employees.
(b) Cash Incentive Compensation.
(i) With respect to the Company’s 2010 fiscal year, the Executive shall be entitled to receive an annual bonus consistent with the terms of the applicable annual management incentive program, as amended by the compensation program adopted by the Company on September 2, 2010, payable no later than March 15, 2011. With respect to the Company’s 2011 fiscal year, the Executive will participate in the Company’s annual management incentive program or arrangement approved by the Board (or any authorized committee thereof) or any successor program or plan thereto or thereunder on terms and conditions no less favorable to the Executive than those available to similarly situated executives of the Company, with a target bonus opportunity of 100% of Base Salary (the “Target Bonus Percentage”) and a maximum bonus opportunity of 200% percent of Base Salary (the “Annual Bonus Percentage”); provided, however, that in accordance with the compensation program adopted by the Company on September 2, 2010, fifty percent (50%) of the Executive’s annual bonus compensation for the Company 2011 fiscal year shall be guaranteed at the

Target Bonus Percentage and payable in four equal installments on March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 (each of such four dates, a “vesting date,” and the payments “Guaranteed Bonus Payments”). The Board (or any authorized committee thereof) shall have the authority to establish performance metrics and such other terms and conditions of the annual management incentive program pursuant to which such bonuses may be earned, provided that any such performance targets for a fiscal year shall be no less favorable to the Executive than the annual performance targets established for such fiscal year for other senior executives of the Company (other than (i) annual performance targets established for the Chief Executive Officer of the Company and (ii) any performance targets established in connection with an executive’s commencement of employment with, or promotion within, the Company). Such annual bonuses shall be paid to the Executive 100% in cash no later than the date such bonuses are generally paid to other senior executives of the Company, but in all events by March 15 of the year following the fiscal year for which such annual bonus was earned (unless the Executive has elected to defer receipt of any such bonuses).
(ii) Retention Payment. In addition to the amounts described in Sections 4(b)(i), the Executive shall be granted the right to receive four quarterly retention bonuses, each in the amount of $135,000 in cash (the “Retention Payments”). Such bonuses shall vest on each of (A) March 31, 2011, (B) June 30, 2011, (C) September 30, 2011 and (D) December 31, 2011 (each of such four dates, a “Vesting Date”), subject in each case, except as otherwise provided in Section 9 hereof, to the Executive’s continued employment through such Vesting Date. The quarterly Retention Payments shall be paid to the Executive as soon as practicable after the applicable Vesting Date, but in no event later than the thirtieth (30th) day following such Vesting Date.
(c) Initial LTIP Award. The Initial LTIP Award (as defined in the Prior Agreement) shall vest on the earlier of (i) the date of the termination of the Executive’s employment or (ii) December 31, 2011. The vested Initial LTIP Award shall be delivered to the Executive, 100% in cash, on the earlier of immediately prior to a Change of Control or on January 26, 2012.
5. Employee Benefits. In addition to the compensation described in Section 4, during the Employment Term, the Executive shall be eligible to participate in the employee benefit plans, programs and arrangements, and to receive perquisites, provided from time to time to similarly situated executives of the Company and its Subsidiaries generally on a basis no less favorable to the Executive than to other senior executives of the Company or its Subsidiaries (other than the Chief Executive Officer of the Company) who participate in such plans, programs, arrangements or benefits (not taking into account, for purposes of the foregoing, any sign on or initial awards made to other executives or any benefits or perquisites provided to executives in connection with commencement of their employment with, or promotion within, the Company) generally.

6. Expenses. During the Employment Term, the Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with the Executive’s performance of the Executive’s duties on behalf of the Company and its Subsidiaries in accordance with the expense policy of the Company applicable to similarly situated executives of the Company and its Subsidiaries generally.
7. Vacation. The Executive shall be entitled to a number of days of vacation per year in accordance with the Company’s policies, whether written or unwritten, regarding vacation for similarly situated executives of the Company and its Subsidiaries generally; provided that in all events he shall be entitled to no less than 4 weeks of vacation per calendar year, pro-rated for any partial year. Subject to the Company’s policies, the duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company; provided, however, that the Executive shall be guaranteed any vacation time that has been approved by the Reporting Person in advance of the date hereof.
8. Termination.
(a) Termination of Employment by the Company. The Executive’s employment hereunder may be terminated by the Company or any of its Subsidiaries that employ the Executive for any reason or no reason (including with or without Cause or notification by the Company at any time during the Employment Term) by written notice as provided in Section 17.
(b) Voluntary Termination by the Executive. The Executive may voluntarily terminate the Executive’s employment with or without Good Reason at any time by notice to the Company as provided in Section 17.
(c) Benefits Period. Subject to any benefit continuation requirements of applicable laws, in the event the Executive’s employment hereunder is terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Sections 4 and 5 shall cease as of the effective date of such termination, except for any compensation and benefits earned but unpaid through such date.
(d) Resignation from All Positions. Notwithstanding any other provision of this Agreement to the contrary, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds with the Company, its Subsidiaries and any of their affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), as applicable, including, without limitation, the Board and all boards of directors of any affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

9. Termination Payments and Benefits. If, during the Employment Term, the Executive’s employment hereunder is terminated by the Company without Cause, by reason of the Executive’s death or Disability, or the Executive terminates his employment for Good Reason, subject to (i) the Executive’s execution and non-revocation of a release of claims against the Company within 60 days following the date of the Executive’s termination of employment, in the form attached hereto as Exhibit A, (ii) the terms of Section 13 and (iii) the Executive’s continued compliance with the covenants of Sections 11 and 12 (collectively, the “Restrictive Covenants”) as set forth in Section 9(f), the Company shall pay to the Executive such payments and make available to the Executive such benefits as are set forth in this Section 9. In addition, upon any termination of employment, the Executive shall be entitled to the payments and benefits and entitlements as are described in Section 9(e).
(a) Bonus Entitlement. Solely if the Executive’s termination of employment occurs after the last day of the first quarter of the Company’s 2011 fiscal year, the Executive will be entitled to receive an amount equal to the product of (i) the bonus that would have been paid to the Executive had the Executive remained employed through the date on which bonuses are paid to senior executives of the Company generally based upon the achievement of the applicable performance goals (and determined based on the exercise of negative discretion no less favorable to the Executive than that exercised with respect to active senior executives of the Company generally and, if the payment is not subject to Section 162(m) as of the date of termination, as if the Executive had achieved any subjective performance targets at 100%) and (ii) a fraction, the numerator of which is the number of days which have elapsed from the first day of the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365 (such amount, if any, the “Pro-Rata Bonus”), which Pro-Rata Bonus shall be paid no later than March 15, 2012. Any pro-rata “Guaranteed Bonus Payment” representing a pro-rata share of a quarterly “Guaranteed Bonus Payment” shall be paid within thirty (30) days of the termination of the Executive’s employment.
(b) Retention Payment. To the extent then unvested, the Executive shall vest in a pro-rata portion of the unvested quarterly Retention Payment that is scheduled to vest on the next Vesting Date, and such vested portion shall be paid as soon as practicable after the date of the termination of employment, but in no event more than thirty (30) days after such date. The pro-rata payment will be determined by multiplying $135,000 by a fraction, the numerator of which is the number of days which have elapsed from the first day of the fiscal quarter in which the date of termination of employment occurs through the date of termination of employment and the denominator of which is 91. For the avoidance of doubt, all quarterly Retention Payments that are unvested as of the date of the termination of the Executive’s employment (including the portion that does not vest in accordance with the prior sentence) shall be forfeited as of such date.
(c) Any payments under this Section 9 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.

(d) Section 409A of the Code; Specified Employee. Notwithstanding the preceding provisions of this Section 9, in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of Executive’s employment with the Company and any payment which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code to be paid within the first six months following such date (the “Initial Payment Period”) exceeds the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”) and does not otherwise qualify under the short-term deferral exemption, then (i) any portion of such payment that is payable during the Initial Payment Period that does not exceed the Limit or can be paid within the short-term deferral exemption shall be paid at the times set forth in Section 9(a), (ii) any portion of such payment that exceeds the Limit and cannot be paid within the short-term deferral exemption (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A of the Code) and (iii) any portion of such payment that is payable after the Initial Payment Period shall be paid at the times set forth in Section 9(a), respectively. For purposes of this paragraph, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.
(e) Other/Vested Benefits. In the case of any termination, the Executive (or his estate) shall be entitled to (i) any additional payments, benefits or entitlements to which he is entitled in accordance with the applicable terms of any applicable plan, policy, program, arrangement or other agreement of the Company or any Subsidiary or affiliate or, if applicable, pursuant to Section 10 and Section 19 hereof, and (ii) payment of any amounts which are vested or have been earned or are due and remain unpaid, including, without limitation, base salary through the date of termination, any unreimbursed business expenses, any bonus payment for any performance period which has ended prior to the date of termination for which the Executive has not been paid and the vested Initial LTIP Award (payable at such times as such Initial LTIP Award would otherwise have been paid had he remained employed by the Company) and any vested quarterly Guaranteed Bonus Payment or Retention Payment.
(f) Return of Payments/Clawback. Not in any way in limitation of any right or remedy otherwise available to the Company, if the Executive does not comply with any of the Restrictive Covenants (subject to the Company providing the Executive with written notice of any such non-compliance), (i) the Pro-Rata Bonus and any payments in respect of any Initial LTIP Award then or thereafter due from the Company to the Executive shall be terminated immediately, (ii) the Company’s obligation to pay or provide and the Executive’s right to receive such payments or benefits shall terminate and be of no further force or effect and (iii) the Executive shall be required to pay back to the Company any amounts in respect of any Pro-Rata Bonus or Initial LTIP Award previously paid to him, in each case without limiting or affecting the Executive’s obligations under the Restrictive Covenants or the Company’s other rights and remedies available at law or equity.
(g) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise and, except as provided for in Section 9(f) above, such amounts shall not be reduced whether or not the Executive obtains other employment.

10. Certain Additional Payments by the Company.
(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 9(a), (ii) Section 9(b), (iii) any cash payments under Section 9(e), and (iv) any non-cash amounts under Section 9(e). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 10(a). The Company’s obligation to make Gross-Up Payments under this Section 10 shall not be conditioned upon the Executive’s termination of employment.
(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive (absent manifest error). As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 10(c) (or decides not to contest a claim) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
(i) give the Company any information reasonably requested by the Company relating to such claim,
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii) cooperate with the Company in good faith in order to effectively contest such claim, and
(iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 10(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
(e) Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided, however, that the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority; or, in the case of amounts relating to a claim described in Section 10(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 10, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
(f) Definitions. The following terms shall have the following meanings for purposes of this Section 10.
“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code or other similar tax (other than Section 409A of the Code) which may hereafter be imposed, together with any interest or penalties imposed with respect to such excise tax.
“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
A “Payment” shall mean any payment, benefit, entitlement or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control).
The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

11. Confidentiality; Return of Property.
(a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information of the Company and its Subsidiaries (“Confidential Information”), which is a competitive asset, including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality under this Section 11 shall survive termination of the Executive’s employment with the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless (x) any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by lawful service of process, subpoena, court order, law or the rules or regulations of any regulatory body to which he is subject to make disclosure or, (y) the Executive brings a claim or action to enforce any of his rights with respect to any compensation, including, without limitation, any annual bonus or the Initial LTIP Award (provided such disclosure is only to the extent reasonably necessary with respect to enforcement of such right and the Executive takes appropriate steps to have such Confidential Information entered into any proceeding under seal), provided that in the case of clause (y), the Executive has provided to the Company, unless prohibited by law or regulation, a copy of the documents seeking disclosure of such information and giving the Company prompt notice upon receipt of such documents and prior to their disclosure. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like relating to the Company’s business that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its affiliates, as applicable, and shall be turned over to the Company upon termination of the Executive’s employment, except to the extent the Executive is permitted to retain such information or property as set forth in Section 11(b). The Executive’s obligations under this Section 11 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.
(b) Except in the ordinary course of the Company’s business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or any of its Subsidiaries or affiliates or otherwise acquired or developed by the Company or any of its Subsidiaries or affiliates shall at all times be the property of the Company. Upon termination of the Executive’s employment with the Company, the Executive will return to the Company any such documents or other property of the Company or any of its Subsidiaries or affiliates which are in the possession, custody or control of the Executive. Notwithstanding the foregoing, the Executive shall be permitted to retain his personal papers (provided that such papers do not contain any Confidential Information related to the Company), any information relating to his compensation, other entitlements or obligations, any information he reasonably believes is necessary for tax purposes and his personal rolodex.

(c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company’s business, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information (except as permitted in Section 11).
12. Covenant Not to Compete; Covenant Not to Solicit. For a period commencing on the Effective Date and for a period ending one (1) year after the termination of the Executive’s employment with the Company for any reason or no reason, including termination for Cause or the Executive’s voluntary resignation without Good Reason, the Executive acknowledges and agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity:
(a) engage in any business which directly competes with the business in which the Company or any of the Company’s Subsidiaries or affiliates (collectively, the “Company Group”) were engaged (or had taken substantial steps to engage in); or
(b) solicit for hire, hire or employ (whether as an officer, director or insurance agent) any person who is an employee or independent contractor of any member of the Company Group or has been an employee or independent contractor of any member of the Company Group at any time during the six-month period prior to the Executive’s termination of employment or solicit, aid or induce any such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.
(c) Executive’s ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 12 and notwithstanding the foregoing, it shall not be a violation of this Section 12 for the Executive (i) to join a division, business line, subsidiary or affiliate of a commercial enterprise with multiple divisions or business lines if such division, business line, subsidiary or affiliate is not competitive with the businesses of the Company Group, provided that the Executive performs services solely for such non-competitive division, business line, subsidiary or affiliate, and performs no functions on behalf of (and has no involvement with or direct or indirect responsibilities with respect to) businesses competitive with the businesses of the Company Group, with competitiveness determined for these purposes as set forth in Section 12(a) or (ii) to provide services to a private equity firm or hedge fund, in either case, that holds investments in a business which directly competes with the business in which the Company Group is engaged so long as the Executive has no involvement with or direct or indirect responsibilities with respect to (A) the management, operations or supervision of such investments or (B) advising such firm with respect to such investments. In addition, it shall not be a violation of this Section 12 for the Executive to remain as a board member of the entities for which he was serving as a board member on the date of his termination of employment, provided such membership is consistent with Section 3(b) hereof.

(d) Upon a Change of Control, the definition of Company Group and their respective employees and independent contractors for the purposes of this Section 12 shall refer only to the Company, its Subsidiaries and its affiliates (and the businesses in which they were engaged) as of immediately prior to such Change of Control.
(e) The Executive acknowledges and agrees that a violation of the foregoing provisions of Section 11 or Section 12 would result in material detriment to the Company, would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.
(f) Except as otherwise set forth in Section 11 and this Section 12, there shall be no other restrictions on the Executive’s rights to compete, solicit or hire or use or disclose confidential information following the Executive’s termination of employment other than those under applicable law.
13. Compliance with Section 409A of the Code.
(a) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company) within the time period permitted by the applicable Department of Treasury Regulations.
(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under Section 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of any such fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.

(c) The Company and the Executive shall take all steps necessary (including with regard to any post-termination services the Executive provides) to ensure that any termination of employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained in this Agreement to the contrary, the date on which such “separation from service” takes place shall be the date of the termination of the Executive’s employment.
14. Prior Agreement. As of the Effective Date, this Agreement, including its Exhibits, supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof including, without limitation, the Prior Agreement and any term sheets relating thereto. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party. In the event of any conflict between any provision of this Agreement, and any other provision of any plan, policy, program, arrangement or other agreement of the Company or any Subsidiary or any affiliate of the Company, this Agreement (or such Exhibit) shall control.
15. Withholding of Taxes. The Company may withhold from any amounts payable or transfer made under any compensation or other amount owing to the Executive under this Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
16. Successors and Binding Agreement.
(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which the Executive performs services, by agreement in form and substance satisfactory to the Executive (and any such successor, the “Successor”), expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which the Executive performs services whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and 16(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
17. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
18. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
19. Indemnification. The Company will indemnify the Executive (and his legal representative, heirs or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by the Company’s certificate of incorporation, or if greater, by applicable law, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives, heirs or other successors (including but not limited to any judgment entered by a court of law or any costs, including reasonable attorneys’ fees the Executive incurs to enforce the terms of this Section 19) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any Subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (including any acts or omissions which are alleged to have occurred in such service), and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director. The Executive’s rights under this Section 19 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.

20. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.
21. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 9, 10, 11, 12, 13, 14, 15, 16, 19, 21 and 23 (and the terms defined therein) will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.
22. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.
23. Defined Terms.
(a) “401(k) Plan” means the HealthMarkets 401(k) and Savings Plan.
(b) “Accounting Firm” has the meaning specified in Section 10(b).
(c) “Agreement” has the meaning specified in the introductory paragraph herein.
(d) “Annual Bonus Percentage” has the meaning specified in Section 4(b).
(e) “Base Salary” has the meaning specified in Section 4(a).
(f) “Board” means the Board of Directors of the Company.
(g) “Cause” means the occurrence of any of the following:
(i) the Executive engages in fraudulent activity, embezzlement or misappropriation relating to the business of the Company or any of its affiliates or Subsidiaries;
(ii) the Executive is convicted by a court of competent jurisdiction of, or pleads guilty or nolo contendere to, any felony (other than a traffic violation) or any crime involving moral turpitude;
(iii) the Executive commits a breach of the Restrictive Covenants, which breach has not been remedied within 30 days of the delivery to Executive by the Board of written notice of the facts constituting the breach, and which breach if not cured would have a material adverse effect on the Company;

(iv) the Executive’s willful and continued failure after written notice from the Board to perform his material duties for the Company or its Subsidiaries (other than on account of approved leave of absence and/or Disability); or
(v) the Executive engages in (x) gross neglect or (y) willful misconduct, in both cases relating to the Executive’s performance of his duties for the Company.
The cessation of the Executive’s employment shall not be deemed to be for Cause pursuant to clauses (i), (iii), (iv) or (v) hereof unless and until the Board has provided the Executive with written notice of the acts or omissions giving rise to Cause and an opportunity to be heard before the full Board (represented by counsel), and after such hearing there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of no less than 51% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (iii), (iv) or (v) above.
(h) “Change of Control” has the meaning specified in Section 4( c).
(i) “Code” means the Internal Revenue Code of 1986, as amended.
(j) “Committee” means the Executive Compensation Committee of the Board.
(k) “Company” has the meaning specified in the introductory paragraph of this Agreement.
(l) “Company Group” has the meaning specified in Section 12(a).
(m) “Confidential Information” has the meaning specified in Section 11(a).
(n) “Disability” shall mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for at least 26 consecutive weeks or an aggregate period in excess of 26 weeks in any one fiscal year, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s Disability shall be subject to the certification of a qualified medical doctor selected by the Company or its insurers and acceptable to the Executive or, in the event of the Executive’s incapacity to accept a doctor, the Executive’s legal representative.
(o) “Effective Date” has the meaning specified in the preamble of this Agreement.
(p) “Employment Term” has the meaning specified in Section 2.

(q) “Executive” has the meaning specified in the introductory paragraph of this Agreement.
(r) “Good Reason” means the occurrence, without the Executive’s consent, of any of the following events:
(i) a material diminution in the Executive’s authorities, titles, reporting responsibilities or offices (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is promptly remedied after notice by the Executive to the Company;
(ii) a material decrease in the Executive’s Base Salary or Target Bonus Percentage, which for this purpose shall mean one or more reductions that, individually or in the aggregate, exceed 5% of the Executive’s highest Base Salary or Target Bonus Percentage (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is promptly remedied after notice by the Executive to the Company) (it being understood that in no event shall the Company’s failure to grant equity or equity-based compensation awards or awards in lieu thereof to the Executive or the Company’s grant of such awards to other senior executives of the Company constitute a basis for the Executive to resign for Good Reason);
(iii) a material reduction in the Executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the Executive unless such reduction applies to a majority of the senior level executives of the Company;
(iv) any change in reporting structure so that the Executive reports to someone other than the Chief Executive Officer of the Company or the Board (or the Chief Executive Officer or board of directors of any Successor);
(v) following a Change of Control, failure of the Executive to be the General Counsel of the successor entity (including the ultimate parent of such entity);
(vi) any failure of the Company to obtain within 30 days following a transaction the assumption in writing by any successor to all or substantially all of the business or assets of the Company to perform this Agreement, except where such assumption occurs by operation of law; or
(vii) a determination by the Reporting Person and the Executive that Executive’s position must be performed primarily at the Company’s offices in the Dallas/Fort Worth, Texas, area or at any other location where business of the Company is being conducted.

Notwithstanding the foregoing, the Executive shall only be entitled to resign for Good Reason if (1) the Executive first provides a notice of his intent to resign within 120 days following the date he first learns of the event(s) giving rise to Good Reason, (2) the Company fails to cure such events or circumstances within 30 days following the Company’s receipt of such notice and (3) the Executive terminates his employment within two years following the occurrence of the event(s) on which the Good Reason termination is based.
(s) “Gross-Up Payment” has the meaning specified in Section 10(a).
(t) “HealthMarkets” has the meaning specified in the introductory paragraph of this Agreement.
(u) “HealthMarkets Affiliates” has the meaning specified in paragraph 1 of Exhibit A attached hereto.
(v) “Initial LTIP Award” has the meaning specified in Section 4(d)(i).
(w) “Initial Payment Period” has the meaning specified in Section 9(d).
(x) “Limit” has the meaning specified in Section 9(d).
(y) “Pro-Rata Bonus” has the meaning specified in Section 9(b).
(z) “Release” has the meaning specified in the introductory paragraph of Exhibit A attached hereto.
(aa) “Reporting Person” has the meaning specified in Section 3(a).
(bb) “Restrictive Covenants” has the meaning specified in Section 9.
(cc) “Revocation Date” has the meaning specified in paragraph 3 of Exhibit A attached hereto.
(dd) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest; provided that such controlling interest shall be fifty percent (50%) for purposes of Sections 23(i)(i) and 23(i)(iv) of this Agreement.
(ee) “Successor” has the meaning specified in Section 16(a).
(ff) “Target Bonus Percentage” has the meaning specified in Section 4(b).
(gg) “Underpayment” has the meaning specified in Section 10(a) .
24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

B. Curtis Westen

HealthMarkets, Inc.
By:
Phillip J. Hildebrand
Chief Executive Officer

Exhibit A
Form of Release
In consideration of the payments and promises contained in your Employment Agreement with HealthMarkets, Inc. (the “Company”) dated as of September 8, 2009, and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the HealthMarkets Affiliates (as defined below) up to the date of execution of this release, except to the extent such claims or causes of action are not released by you in Paragraph 2 hereof (the “Release”), you hereby:
1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors and their respective directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “HealthMarkets Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any HealthMarkets Affiliate. This release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with the Company or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, and any claim under any other statutes of the State of Texas, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release;

2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the HealthMarkets Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing Paragraph 1; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder (including Paragraph 1 hereof) shall be deemed to affect, impair or diminish in any respect (or deemed to be a release by you of any claims or an agreement not to sue or bring an action with respect to) (i) any vested rights as of the date of termination or entitlement you may have under the ESOP or 401(k) Plan; (ii) any other vested rights as of the date of termination you may have under any employee plan or program in which you have participated in your capacity as an employee of the Company or any other HealthMarkets Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights to enforce this Release and/or the Employment Agreement, including Exhibit A, including but not limited to your right to bring a claim for breach of this Release or the Employment Agreement, including Exhibit A; (v) any rights you may have under that Section 10 (Certain Additional Payments by the Company) or Section 19 (Indemnification) of the Employment Agreement; (vi) any rights to indemnification and/or advancement of expenses that you have or may have under the terms of the HealthMarkets Amended and Restated Bylaws and/or Certificate of Incorporation or any rights you have pursuant to any applicable directors’ and officers’ liability insurance policies; (vii) your rights as a shareholder of the Company; or (viii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency;
3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of at least twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective, and no money will be paid to you in respect of severance, until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the Revocation Date, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
4. agree to make yourself reasonably available to the Company following the date of your termination to assist the HealthMarkets Affiliates, as may be requested by the Company at mutually convenient times and places taking into account your other business and personal commitments, with respect to the business of the Company and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with the Company with respect to matters of which you have relevant knowledge. Notwithstanding the foregoing, you shall not be required to cooperate if such cooperation is adverse to your legal interests. In addition, the Company agrees to pay promptly any reasonable expenses incurred by you in connection with such cooperation, including, without limitation, business class airfare, reasonable meals, reasonable hotels and reasonable legal fees to the extent the Company and you agree (the Company’s agreement not to be unreasonably withheld) separate representation is warranted by the circumstances; and

A-2

5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the HealthMarkets Affiliates or any of their respective officers, directors, employees, affiliates, Subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law.

A-3